UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

ENTEST BIOMEDICAL, INC.
(Exact Name of Company as Specified in Charter)

Nevada	333-154989	26-3431263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 203
La Mesa California, 91942
(Address of Principal Executive Offices, Zip Code)

619 702 1404
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On February 17, 2011  Entest BioMedical, Inc. (the “Company”) entered into a Letter of Intent with Riverdale Animal Hospital, Charlinda Animal Hospital, Culver Pet Clinic (collectively the “Clinics”) and Dr. Asaf A. Qadeer, DVM, MPVM (“Qadeer”) regarding the contemplated purchase of substantially all assets of  the Clinics by the Company for total consideration of $700,000 to be paid through a combination of newly issued common stock, cash, and assumption of debt (“Contemplated Transaction”).

The LOI also contemplates entering into an employment agreement with Qadeer (“Employment Agreement”) whereby Qadeer would be paid a salary to be mutually agreed to by the Parties to manage the veterinary businesses which would be purchased in the Contemplated Transaction and would be entitled to receive:

(a) a cash bonus equal to 5% of the annual gross collections achieved by the Clinic in excess of $900,000;

(b) a stock bonus equal to 5% of the annual gross collections achieved by the Clinic in excess of $900,000;

The Company’s current business model involves acquiring veterinary clinics / hospitals to be utilized as potential distribution channels for its immuno-therapeutic cancer vaccine for canines (dogs) which is currently in development. The Company believes that, in addition to serving as distribution channels for the Company’s immuno-therapeutic cancer vaccine for canines, these clinics will be able to generate revenue for the Company from current operations.

The transaction contemplated by the LOI is subject to the execution of one or more definitive agreements upon mutually acceptable terms and conditions. The provisions of the LOI are non-binding on all parties with the exception of provisions regarding (a) deposit of 200,000 shares of the Company’s stock into an escrow account to serve as collateral for the proposed acquisition , (b) duties to negotiate in good faith, (c) duty of the Clinics  and Qadeer  to not entertain any offers to purchase the Clinics  during the term of this LOI, (d) disclaimer of liabilities and (e) choice of governing law and venue. No assurance can be given as to whether the contemplated transaction will occur within the timeframes specified by the LOI nor can any assurance be given the contemplated transaction will occur at all. The LOI is included in this Form 8-K as Exhibit Number 10.1.

 Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

Ex.10.1	Letter of Intent by and between the Company, the Clinics and Qadeer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEST BIOMEDICAL, INC.

By: /s/ David R. Koos
David R. Koos
Chief Executive Officer
Dated: February 22, 2011